SARBANES-OXLEY CODE OF ETHICS

Purposes of the Code

The reputation and integrity of Griffin Institutional Access Credit Fund (the “Fund”) are valuable assets that are vital to the Fund’s success. In accordance with the Sarbanes-Oxley Act of 2002 (the “SOX Act”) and the rules promulgated thereunder by the SEC, the Fund is required to file a report on Form N-CSR in which it must disclose whether it has adopted, for the purposes set forth below, a code of ethics applicable to certain of its officers in accordance with the SOX Act and the rules promulgated thereunder (the “SOX Code”). Each officer including each of the Fund’s senior financial officers (“SFOs”), is responsible for conducting the Fund’s business in a manner that demonstrates a commitment to the highest standards of integrity. The SOX Code applies to the Fund’s principal executive officer and principal financial officer for the purpose of promoting:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the SEC, and in other public communications made by the Fund;

•	Compliance with applicable laws and governmental rules and regulations;

•	The prompt internal reporting of violations of the SOX Code to an appropriate person or persons identified in the SOX Code; and

•	Accountability for adherence to the SOX Code.

This SOX Code should be read in conjunction with the Fund’s other policy statements, including its Rule 17j-1 Code and its Disclosure Controls and Procedures. This should also be read in conjunction with the Adviser’s Code of Ethics as the SFOs are also Access Persons of the Adviser.

Principles for the Handling of Financial Information

The Fund has adopted the following principles to govern the manner in which SFOs perform their duties. Persons subject to these guidelines include the principal executive officer, the principal financial officer, principal accounting officer, and any Fund officer or employee who performs a similar function or who participates in the preparation of any part of the Fund’s financial statements. Specifically, persons subject to this SOX Code shall:

•	Act with honesty and integrity;
•	Avoid actual or apparent conflicts of interest with the Fund in personal and professional relationships;
•	Provide information to the Fund’s employees and service providers (Adviser, administrator, outside auditor, outside counsel, custodian, etc.) that is accurate, complete, objective, relevant, timely, and understandable;
•	Endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Fund’s periodic reports;
•	Comply with the federal securities laws and other applicable laws and rules, such as the Internal Revenue Code;
•	Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or subordinating independent judgment to another end;

•	Respect the confidentiality of information acquired in the course of their work, except where disclosure is expressly permitted or is otherwise legally mandated;
•	Record (or participate in the recording of) entries in the Fund’s books and records that are accurate; and
•	Refrain from using confidential information for personal advantage

Conflicts of Interest

A “conflict of interest” occurs when a SFO’s private interest interferes with the interests of, or his or her service to, the Fund. For example, a conflict of interest would arise if an SFO receives improper personal benefits as a result of his or her position with the Fund.

Certain conflicts of interest may arise out of the relationships between SFOs and the Fund and already are subject to conflict of interest provisions in the IC Act and the Advisers Act. For example, SFOs may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund. The Fund and certain of its Service Providers’ compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. The SOX Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside the parameters of this code of ethics. Rather, the SOX Code is intended to address the SFOs’ obligations under the SOX Act.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Fund and their investment adviser, placement agent, principal underwriter or administrator (each an “Employer”) of which the SFOs may be officers or employees. As a result, this SOX Code recognizes that the SFOs will, in the normal course of their duties (whether for the Funds or an Employer), be involved in establishing policies and implementing decisions that will have different effects on the Employer and the Fund. The participation of the SFOs in such activities is inherent in the contractual relationships between the Fund and the Employers and is consistent with the performance by the SFOs of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the IC Act and the Advisers Act, such activities normally will be deemed to have been handled ethically. In addition, it is recognized by the Board that the SFOs may also be officers or employees of one or more other investment companies covered by this SOX Code or other codes of ethics.

Other conflicts of interest are covered by the SOX Code, even if such conflicts of interest are not subject to provisions in the IC Act and the Advisers Act. While it is impossible to describe all conflicts that may arise, a conflict should be considered to exist whenever an SFO participates, directly or indirectly, in any material investment, interest, association, activity or relationship that a reasonable observer would view as likely to impair the SFO’s objectivity. Disclosure of conflicts should be made to the CCO or other appropriate senior executive or to a member of the Board. SFOs that are unsure whether a particular fact pattern gives rise to a conflict of interest or whether a particular transaction or relationship is “material” should bring such matter to the attention of the CCO.

Enforcement of the SOX Code

Violations

All persons subject to this SOX Code who observe, learn of, or, in good faith, suspect a current or threatened violation of the SOX Code must immediately report the violation in writing to the Compliance Officer, another member of the Fund’s senior management, or to the Audit Committee of the Board. An example of a possible SOX Code violation is the preparation and filing of financial disclosure that omits material facts, or that is accurate but is written in a way that obscures its meaning.

A violation of the SOX Code may result in disciplinary action, up to and including termination of employment. The Fund must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report as appropriate, non-criminal violations.

Disclosure Documents and Compliance

SFOs must not knowingly make any misrepresentations regarding the Fund’s financial statements or any facts in the preparation of the Fund’s financial statements, and must comply with all applicable laws, standards, principles, guidelines, rules and regulations in the preparation of the Fund’s financial statements. This section is intended to prohibit an officer from knowingly:

•	Making, or permitting or directing another to make, materially false or misleading entries in the Fund’s financial statements or records;
•	Failing to correct the Fund’s financial statements or records that are materially false or misleading when he or she has the authority to record an entry; and
•	Signing, or permitting or directing another to sign, a document containing materially false or misleading financial information.

Each SFO:

•	Should familiarize himself or herself with the disclosure requirements generally applicable to the Fund;
•	Should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, including to the Board, auditors, governmental regulators or self-regulatory organizations;
•	Should promote full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and
•	Has the responsibility to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

Outside Service Providers

Because service providers to the Fund, such as the Administrator and independent accounting firm provide much of the work relating to the Fund’s financial statements, you should be alert for actions by service providers that may be illegal, or that could be viewed as dishonest or unethical conduct. You should report these actions to the Compliance Officer even if you know, or think, that the service provider has its own code of ethics covering persons who are Fund SFOs or employees.

Non-Retaliation Policy

SFOs who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible.

Accountability of SFOs

Each SFO must:

•	Upon adoption of the SOX Code (or thereafter as applicable, upon becoming an SFO), affirm in writing to the CCO that he or she has received, read, and understands the SOX Code; and
•	Annually thereafter affirm to the CCO that he or she has complied with the requirements of the SOX Code.

SOX Code SFOs

1.	Fund President
2.	Fund Treasurer

Questions about the SOX Code

Any questions about the SOX Code should be directed to the Fund’s Chief Compliance Officer.